UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

[ ]	Preliminary information statement.
[ ]	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).
[X]	Definitive information statement.

Domini Social Investment Trust

(Name of Registrant as Specified In Its Charter)

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2) Aggregate number of securities to which transaction applies:

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[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

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Domini Social Investment Trust

Domini Social Bond Fund

532 Broadway, 9th Floor

New York, NY 10012-3939

1-800-582-6757

July 18, 2014

Dear Shareholders:

As you know, Seix Investment Advisors LLC (“Seix”) has served as the investment submanager of Domini Social Bond Fund (the “Fund”) since 2005. On December 11, 2013, certain employees of RidgeWorth Capital Management, Inc. (“RidgeWorth”), the parent company of Seix, in partnership with affiliated investment funds of Lightyear Capital, a private equity firm, entered into an agreement to acquire all outstanding equity securities of RidgeWorth from SunTrust Banks, Inc. (the “Transaction”). The Transaction closed on May 30, 2014. The Transaction resulted in an “assignment” of the submanagement agreement in effect for the Fund with Seix under the Investment Company Act of 1940, as amended. As a result of such assignment, the submanagement agreement terminated automatically in accordance with its terms and applicable law.

To prevent any disruption of submanagement services to the Fund, Domini Social Investments LLC, (“Domini”), the Fund’s investment manager, and Seix entered into a new submanagement agreement that became effective after the close of business on May 30, 2014. Pursuant to the new submanagement agreement, Seix has been engaged, with the approval of the Board of Trustees of the Fund, to continue to serve as the submanager for the Fund.

Domini and the Fund have obtained exemptive relief from the Securities and Exchange Commission that permits Domini to enter into submanagement arrangements with submanagers without shareholder approval under certain circumstances as long as certain conditions are satisfied, including delivery to you, as a shareholder of the Fund, of an information statement that describes the new submanagement agreement. Accordingly, please find enclosed an information statement that describes, among other things, the terms of the new submanagement agreement for the Fund with Seix.

The enclosed information statement is for your information only. It is not a proxy statement. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Please feel free to call us at 1-800-582-6757 should you have any questions about the enclosed information statement. We thank you for your continued interest in the Domini Funds.

Sincerely yours,

Amy L. Domini

Chair and President

Domini Social Investment Trust

Domini Social Investment Trust

Domini Social Bond Fund

532 Broadway, 9th Floor

New York, NY 10012-3939

1-800-582-6757

INFORMATION STATEMENT

This information statement is being provided to the shareholders of Domini Social Bond Fund (the “Fund”), a separate series of Domini Social Investment Trust (the “Trust”), a Massachusetts business trust. This information statement is being provided in lieu of a proxy statement pursuant to the terms of an exemptive order (the “Exemptive Order”) that the Fund has received from the Securities and Exchange Commission (the “SEC”). The Exemptive Order permits the Fund’s manager, Domini Social Investments LLC (“Domini”) to, under certain circumstances, enter into subadvisory relationships with investment management organizations (“submanagers”) and to enter into submanagement agreements with submanagers with the approval of the Board of Trustees of the Trust (the “Board of Trustees”), but without obtaining shareholder approval. The Exemptive Order also relieves the Fund from disclosing separately the submanagement fees paid by Domini to unaffiliated submanagers in documents filed with the SEC and provided to shareholders.

Pursuant to the Exemptive Order, the Fund has agreed to provide to shareholders certain information about any new submanagement agreement. Accordingly, this information statement is being furnished to notify you, as a shareholder of the Fund, that Domini has entered into a new submanagement agreement (the “New Submanagement Agreement”) with Seix Investment Advisors LLC (“Seix”) that became effective after the close of business on May 30, 2014. Pursuant to the New Submanagement Agreement, Seix is engaged, subject to the approval of the Board of Trustees, to serve as the submanager to the Fund.

Seix has served as the Fund’s submanager since March 1, 2005. The previous submanagement agreement in effect for the Fund with Seix (the “Prior Submanagement Agreement”) was terminated in accordance with its terms upon the consummation of the acquisition of RidgeWorth Capital Management, Inc. (“RidgeWorth”), the parent company of Seix, by certain of RidgeWorth’s employees, in partnership with Lightyear Capital, a private equity firm (the “Transaction”). The Transaction resulted in an “assignment” of the Prior Submanagement Agreement under the Investment Company Act of 1940, as amended (the “1940 Act”) and the termination of the Prior Submanagement Agreement in accordance with its terms and applicable law.

At a meeting of the Board of Trustees on April 25, 2014, the Board, after careful consideration, determined that the terms and conditions of the New Submanagement Agreement are fair to, and in the best interest of, the Fund and its shareholders and approved the New Submanagement Agreement for the Fund. The New Submanagement Agreement is substantially the same as the Prior Submanagement Agreement.

This Information Statement will be mailed on or about July 21, 2014.

The Fund’s Annual Report for the fiscal year ended July 31, 2013, including audited financial statements, and the Fund’s Semi-Annual Report for the period ended January 31, 2014 has previously been sent to shareholders. Both reports are available without charge by written request to Domini Social Investments, P.O. Box 9785, Providence, RI 02940-9785, by calling Domini at 1-800-582-6757, or by downloading the reports from our website at www.domini.com.

Important Notice Regarding Internet Availability of This Information Statement:

This Information Statement and Copies of the Fund’s Most Recent Annual and Semi-Annual

Reports to Shareholders are Available at www.domini.com

This Document is For Your Information Only. We Are Not Asking You For a Proxy, and You Are

Requested Not To Send Us a Proxy.

Background

Domini Social Investments LLC, a Massachusetts limited liability company (“Domini”), 532 Broadway, 9th Floor, New York, New York 10012, manages the assets of the Domini Social Bond Fund (the “Fund”) pursuant to a Management Agreement dated as of May 1, 2000, as amended as of April 29, 2005 (the “Management Agreement”). The Management Agreement was most recently approved by the Board of Trustees of the Fund on April 25, 2014. The Management Agreement was most recently submitted to a vote of shareholders in the Fund on May 31, 2000, in connection with its initial approval.

Seix Investment Advisors LLC (“Seix”) has served as the submanager of the Fund since March 1, 2005 pursuant to a Submanagement Agreement dated as of March 1, 2005, as amended as of April 25, 2008 (the “Prior Submanagement Agreement”). The Prior Submanagement Agreement was most recently approved by the Board of Trustees on April 25, 2014. The Prior Submanagement Agreement was most recently approved by the shareholders of the Fund on June 28, 2005, in connection with the agreement’s initial approval (prior to the Fund’s obtaining the Exemptive Order). Domini entered into a new submanagement agreement with Seix (the “New Submanagement Agreement”) effective as of the close of business on May 30, 2014.

Domini and the Fund have obtained an exemptive order from the Securities and Exchange Commission that permits Domini to enter into submanagement arrangements without shareholder approval under certain circumstances. In accordance with the terms of the exemptive order, this information statement relating to the new submanagement agreement with Seix is being provided to Bond Fund shareholders.

Management Agreement

As the Fund’s manager, Domini is responsible for the management of the Fund, subject to the terms of the Management Agreement. As part of its responsibilities as the Fund’s manager, Domini selects and employs, subject to the review and approval of the Board of Trustees of the Fund, one or more submanagers to invest the Fund’s assets consistent with the Fund’s investment objective and the guidelines and directions set by Domini and the Board of Trustees, and reviews the submanager’s continued performance. Domini’s selection of a submanager is subject to the review and approval of the Board of Trustees of the Fund and the Fund’s shareholders. Domini may terminate the services of a submanager at any time. The Fund pays to Domini an annual management fee based on the following schedule: 0.40% of the first $500 million of net assets managed, 0.38% of the next $500 million of net assets managed, and 0.35% of net assets managed in excess of $1 billion. For the fiscal year ended July 31, 2013, the Bond Fund paid to Domini $557,702 in investment management fees (0.40% of the average daily net assets of the Fund). Domini, and not the Fund, pays a portion of the fees it receives from the Fund to the Fund’s submanager as compensation for the submanager’s services to the Fund. For the fiscal year ended July 31, 2013, Domini paid aggregate submanagement fees with respect to the Bond Fund of $358,851 (0.26% of the average daily net assets of the Fund).

Termination of the Prior Submanagement Agreement

Seix, the Fund’s submanager, was a wholly-owned subsidiary of RidgeWorth Capital Management, Inc. (“RidgeWorth Inc.”). On December 11, 2013, certain employees of RidgeWorth Inc., in partnership with affiliated investment funds of Lightyear Capital, a private equity firm, entered into an agreement to acquire all outstanding equity securities of RidgeWorth Inc. from SunTrust Banks, Inc. for a potential price of up to $265 million (the “Transaction”). The outstanding equity of RidgeWorth Inc. consisted solely of a single class of voting securities, all of which was acquired in the Transaction. The Transaction closed on May 30, 2014. The Transaction resulted in an “assignment” of the Prior Submanagement Agreement under the 1940 Act and the termination of the Prior Submanagement

Agreement in accordance with its terms and applicable law. To implement the Transaction, RidgeWorth Inc., a corporation organized under the laws of the State of Georgia was reorganized as a limited liability company under the laws of the State of Delaware called RidgeWorth Capital Management LLC (“RidgeWorth LLC”). Seix is a wholly-owned subsidiary of RidgeWorth LLC.

Upon the closing of the Transaction, employee ownership of RidgeWorth initially exceeded 20%. Several key Seix professionals, including James Keegan, the leader of the Fund’s portfolio management team and the Chief Investment Officer of Seix, are among the employees with ownership interests in RidgeWorth LLC following the closing of the Transaction. Upon the closing of the Transaction, affiliated investment funds of Lightyear Capital beneficially own a majority interest in RidgeWorth LLC. Lightyear Capital is a private equity firm making primarily control investments in North America-based, middle-market financial services companies. Based in New York, Lightyear Capital, through its three affiliated private equity funds, has raised over $2.5 billion of capital and has completed investments across the financial services spectrum including asset management, banks, brokerage, financial technology, insurance, and specialty finance.

Upon the closing of the Transaction, Ashi Parikh, Chief Executive Officer and Chief Investment Officer of RidgeWorth LLC, became the Chief Executive Officer of Seix. Mr. Keegan, formerly the Chief Executive Officer and Chief Investment Officer, became Chairman of Seix and remains Chief Investment Officer. Concurrent with the closing of the Transaction, StableRiver Capital Management LLC, another wholly-owned subsidiary of RidgeWorth LLC and a seasoned fixed income manager with over $8 billion in assets under management, was integrated into Seix. The integrated firm manages approximately $36 billion in client assets under the Seix brand.

There were no changes to the portfolio management team that manages the Fund as a result of the Transaction. Mr. Keegan continues to lead the portfolio management team.

Approval of New Submanagement Agreement

After analyzing the Transaction and its impact on Seix, Domini recommended to the Board of Trustees that Seix be re-appointed as the submanager of the Fund. The Board, upon the recommendation of Domini and after consideration of a variety of factors (as described below under “Evaluation by the Board of Trustees of the New Submanager Agreement”), voted on April 25, 2014 to approve the New Submanagement Agreement, effective upon the consummation of the Transaction. As discussed below, the terms of the New Submanagement Agreement are substantially similar to the terms of the Prior Submanagement Agreement. Specifically, the duties to be performed and the standard of care under the New Submanagement Agreement are identical to what was provided in the Prior Submanagement Agreement. Furthermore, the submanagement fee rate schedule under the New Submanagement Agreement is the same as under the Prior Submanagement Agreement. Domini, and not the Fund, pays submanagement fees to Seix. There will be no increase in the submanagement fees payable by Domini to Seix, or in the management fees payable by the Fund to Domini, as a consequence of the New Submanagement Agreement.

Seix has advised Domini and the Board of Trustees that it does not anticipate any material changes in the professional personnel who currently perform services for the Fund, the compliance program or structure of Seix, or the oversight of compliance with Fund investment restrictions, as a result of the Transaction. Similarly, Seix has advised Domini and the Board of Trustees that it anticipates that there will be no diminution in the nature or quality of investment submanagement services provided to the Fund as a result of the Transaction. As noted above, the portfolio managers currently listed in the Fund’s prospectus will continue to manage the Fund’s assets.

Terms of the New Submanagement Agreement and Comparison with Prior Submanagement Agreement

The terms of the New Submanagement Agreement are substantially similar to the terms of the Prior Submanagement Agreement.

Duties of Seix. The New Submanagement Agreement provides that Seix shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Fund allocated by Domini to the Submanager shall be held uninvested, subject always to the restrictions of the Fund’s Declaration of Trust and By-Laws, the provisions of the 1940 Act, and the Fund’s then current registration statement. The New Submanagement Agreement provides that Domini or the Trustees of the Fund may, at any time, suspend or restrict the right of the submanager to determine what securities will be purchased or sold on behalf of the Fund and what portion, if any, of the assets of the Fund allocated by Domini to the submanager will be held uninvested. Seix shall also make recommendations to Domini as to the manner in which proxies, voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s portfolio securities shall be exercised. The Prior Submanagement Agreement contained the same provisions.

The New Submanagement Agreement provides that Seix shall take all actions which it deems necessary to implement the Fund’s investment policies and, in particular, to place all orders for the purchase or sale of securities for the Fund’s account with the brokers or dealers selected by it. To that end, the Submanager is authorized as the agent of the Fund to give instructions to the custodian or any subcustodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or the other accounts over which Seix, Domini or a respective “affiliated person” thereof exercises investment discretion. Seix is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Seix determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which Seix, Domini and any “affiliated person” thereof have with respect to accounts over which they exercise investment discretion. The Prior Submanagement Agreement contained the same provisions.

Allocation of Charges and Expenses. The New Submanagement Agreement provides that Seix shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under the New Submanagement Agreement. The Prior Submanagement Agreement contained the same provision.

Covenants of Seix. The New Submanagement Agreement provides that Seix will not deal with itself, or with the Fund’s Trustees or principal underwriter or distributor, if any, as principals in making purchases or sales of securities or other property, except as permitted by the 1940 Act, will not take a long or short position in shares of beneficial interest of the Fund, except as permitted by the Fund’s Declaration of Trust, and will comply with all other provisions of the Fund’s Declaration of Trust and By-Laws and the Fund’s then-current registration statement relative to Seix and its directors and officers. Seix shall not act as custodian for the Fund or take or have possession of any assets thereof. The Prior Submanagement Agreement contained the same provisions.

Limitation of Liability of Seix. The New Submanagement Agreement provides that Seix will not be liable for any error of judgment or mistake of law, for any loss arising out of any investment, or for any act or omission in the execution of securities transactions for the Fund, except for willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations under the New Submanagement Agreement. The Prior Submanagement Agreement contained the same provision.

Activities of Seix. The New Submanagement Agreement provides that the services of Seix to the Fund are not to be deemed to be exclusive, the Submanager being free to render investment advisory and/or other services to others. The Prior Submanagement Agreement contained the same provision.

Confidential Relationship. The New Submanagement Agreement provides that all information and recommendations furnished by Seix shall be regarded as confidential and for use only by Domini or such persons as Domini may designate, and only in connection with the management of the Fund. Seix shall regard as confidential all information furnished to it hereunder concerning the affairs of the Fund and Domini. The Prior Submanagement Agreement contained the same provision.

Duration and Termination of the Agreement. The New Submanagement Agreement became effective after the close of business on May 30, 2014 and will continue in effect for two years and thereafter from year to year, subject to approval annually by the Board of Trustees in accordance with the 1940 Act. The New Submanagement Agreement may be terminated at any time without the payment of any penalty by the Board of Trustees of the Fund, by the vote of a “majority of the outstanding voting securities” of the Fund, or by Domini with the prior consent of the Board of Trustees, in each case on not more than 60 days’ nor less than 30 days’ written notice. The New Submanagement Agreement may also be terminated by Seix on 90 days’ advance written notice to Domini and the Board of Trustees. The New Submanagement Agreement will also terminate automatically in the event of its “assignment” (as defined in the 1940 Act). Other than the effective and termination dates, the Prior Submanagement Agreement contained the same provisions.

Submanagement Fees. As noted above, the submanagement fee rate schedule under the New Submanagement Agreement is the same as under the Prior Submanagement Agreement. Domini, and not the Fund, pays submanagement fees to Seix. There will be no increase in the submanagement fees payable by Domini to Seix, or in the management fees payable by the Fund to Domini, as a consequence of the New Submanagement Agreement.

Neither Seix nor any affiliated person of Seix, nor any affiliated person of any such affiliated person, received any other fees from Domini or from the Fund for services provided to the Fund during the fiscal year ended July 31, 2013. There were no other material payments by Domini or the Fund to Seix, any affiliated person of Seix, or any affiliated person of any such affiliated person, during the Fund’s fiscal year ended July 31, 2013.

Evaluation by the Board of Trustees of the New Submanagement Agreement

At its meeting held on April 25, 2014, the Board of Trustees (“Board”) of the Fund, including a majority of the Independent Trustees, voted to approve the New Submanagement Agreement.

Prior to the April 25, 2014 meeting, the Board requested, received, and reviewed written responses from Domini and Seix to questions posed to them on behalf of the Independent Trustees and supporting materials relating to those questions and responses. The Board considered information furnished to the Board at its meetings throughout the year, as well as information specifically prepared in connection with the approval of the submanagement agreement at the Board’s meeting on April 25, 2014.

The Board also discussed the Transaction with representatives of Domini and considered the implications, if any, of the Transaction on the performance of Seix as submanager of the Fund.

In determining to approve the New Submanagement Agreement, the Board reviewed and evaluated information and factors it believed to be relevant and appropriate in light of the information that the Trustees deemed necessary and appropriate through the exercise of their reasonable business judgment. While individual Trustees may have weighed certain factors differently, the Board’s determination to approve the New Submanagement Agreement was based on a comprehensive consideration of all information provided to the Board throughout the year and specifically with respect to the approval of such agreement. The Trustees did not identify any particular information or factor that was all-important or controlling. Set forth below is a discussion of the factors that the Board considered with respect to its approval of the New Submanagement Agreement.

Nature, Quality, and Extent of Services Provided. The Trustees considered the scope and quality of the services that had been provided by Seix to the Fund under the Prior Submanagement Agreement and that would be provided by Seix under the New Submanagement Agreement, such as the provision of the day-to-day portfolio management of the Bond Fund, including making purchases and sales of socially screened portfolio securities consistent with the Bond Fund’s investment objective and policies. The Trustees noted that the Transaction was not expected to have a material effect on the nature, extent, or quality of the services provided by Seix to the Fund. The Trustees reviewed the terms of the New Submanagement Agreement, noting that they are substantially the same as the terms of the Prior Submanagement Agreement.

The Trustees considered the professional experience, tenure, and qualifications of the portfolio management team and the other senior personnel at Seix, noting that there had been no material changes to the team providing services to the Bond Fund, and that no such changes were contemplated in connection with the Transaction. In addition, they considered the compliance policies, procedures, and record of Seix. The Trustees concluded that they were satisfied with the nature, quality, and extent of services that will be provided by Seix to the Bond Fund under the New Submanagement Agreement.

Investment Results. The Trustees reviewed the net investment performance of the Bond Fund over various periods, including the Bond Fund’s performance for each full calendar year since Seix began acting as the Fund’s submanager (March 1, 2005) and cumulative performance through December 31, 2013 and February 28, 2014. They compared those returns to the returns of the applicable benchmark, the Barclays Capital Intermediate Aggregate Index, for the same periods, the performance of a relevant peer group of funds as classified by Strategic Insight, as well as the applicable decile ranks for the 1-, 3-, and 5-year periods ended February 28, 2014. The Trustees noted that the Bond Fund Investor shares had positive net investment returns for all periods except the 1-year period ended February 28, 2014 but had underperformed relative to its benchmark index for each period except the 2008 calendar year. The Trustees noted that the Bond Fund Investor shares had underperformed relative to its peer group compared to the group’s median performance for the 1-, 3-, and 5-year periods. The Trustees noted that the Bond Fund was in the 8th decile for the 1-year period, and the 9th decile for the 3- and 5-year periods. The Trustees considered the recent market conditions, the portfolio’s high portfolio quality, diversification, the low volatility of the Fund’s performance, and the submanager’s focus on income rather than risk to drive returns. In light of the foregoing, the Trustees concluded that they had continued confidence in the capability of Seix to manage the Bond Fund but would continue to monitor the performance of the Fund.

Fees and Other Expenses. The Trustees considered the submanagement fees paid to Seix with respect to the Bond Fund under the Prior Submanagement Agreement and proposed to be paid under the New Submanagement Agreement. The Trustees considered that the submanagement fee rate schedule under the New Submanagement Agreement is the same as the submanagement fee rate schedule under the Prior Submanagement Agreement. The Trustees also considered that Domini (and not the Bond Fund) pays Seix from its management fees. The Trustees considered that the submanagement fees Seix received with respect to the Bond Fund under the Prior Submanagement Agreement and proposed to be paid under the New Submanagement Agreement are consistent with the fees Seix charges with respect to other accounts with similar investment objectives and strategies. In light of the foregoing, and taking into account the size of the Bond Fund and such other matters as the Trustees considered relevant in the exercise of their reasonable judgment, the Trustees concluded that the submanagement fees payable with respect to the Bond Fund under the New Submanagement Agreement were reasonable in relation to the nature and quality of the services to be provided by Seix to the Bond Fund under the New Submanagement Agreement and supported approval of the New Submanagement Agreement.

Costs of Services Provided and Profitability. The Trustees considered Seix’s profit margin with respect to the Bond Fund in comparison to the industry data provided by Domini. The Trustees considered information regarding the finances and corporate structure of Seix’s parent after the Transaction. Based on the information provided, the Trustees concluded that they were satisfied that Seix’s level of profitability with respect to the Bond Fund was not excessive in view of the nature, quality, and extent of services provided.

Economies of Scale. The Trustees considered whether economies of scale would be realized by Seix as assets grew and the extent to which economies of scale were reflected in the fees charged under the New Submanagement Agreement. The Trustees noted that there were breakpoints in the fees charged under the New Submanagement Agreement. They concluded that breakpoints were an effective way to share economies of scale with shareholders and that this was a positive factor in support of approval of the New Submanagement Agreement.

Other Benefits. The Trustees considered the other benefits that Seix and its affiliates receive from its relationship with the Bond Fund, noting that Seix and its affiliates provide no other services to the Domini funds. The Trustees considered the brokerage practices of Seix, and noted that Seix does not receive the benefit of “soft dollar” commissions in connection with the Bond Fund. The Trustees also considered the intangible benefits that would continue to accrue to Seix, and each of its affiliates by virtue of their relationship with the Bond Fund and the other Domini funds. The Trustees concluded that the benefits received by Seix and its affiliates were reasonable and supported the approval of the New Submanagement Agreement.

Conclusion. After consideration of the factors described above. As well as other factors, the Trustees, including all of the Independent Trustees, concluded that the New Submanagement Agreement, including the fees payable thereunder, was fair and reasonable, and voted to approve the New Submanagement Agreement.

Information Regarding Seix

Seix is located at 10 Mountainview Road, Suite C-200, Upper Saddle River, NJ 07458. Seix’s predecessor, Seix Advisors, Inc. (Seix Advisors), provided investment submanagement services to the Fund until April 25, 2008. Seix Advisors was founded in 1992 and was independently owned until 2004 when the firm joined RidgeWorth Inc. (formerly known as Trusco Capital Management, Inc.) as a fixed income management division. Seix began operating as a separately registered investment adviser in connection with the 2008 corporate reorganization of RidgeWorth Inc. Until May 30, 2014, RidgeWorth Inc. was a majority owned subsidiary of SunTrust Banks, Inc. RidgeWorth Inc. was subsequently reorganized as RidgeWorth LLC a Delaware limited liability company. Effective May 30, 2014,

RidgeWorth LLC is owned by its employees and Lightyear Capital, a private equity firm. Seix is a wholly-owned subsidiary of RidgeWorth LLC.

As of March 31, 2014, Seix had approximately $26.7 billion in assets under management, including over $3.3 billion in socially responsible assets.

Information regarding the principal executive officers and directors of Seix is set forth below. The address of each person listed below is 10 Mountainview Road, Suite C-200, Upper Saddle River, NJ 07458.

Name	Position with Seix
Ashi Parikh	Chief Executive Officer
James Keegan	Chairman and Chief Investment Officer
George Way	Managing Director and Chief Operating Officer
Deirdre Dillon	Counsel, Chief Compliance Officer
George Goudelias	Managing Director, Senior Portfolio Manager and Head of Leveraged Loans & High Yield Bonds
Perry Troisi	Managing Director and Senior Portfolio Manager
Adrien Webb	Managing Director and Senior Portfolio Manager
Rick Nelson	Managing Director and Senior Portfolio Manager
Ronald Schwartz	Managing Director and Senior Portfolio Manager
Michael Kirkpatrick	Managing Director and Senior Portfolio Manager
James FitzPatrick	Managing Director and Senior Portfolio Manager
Patrick Mc Nelis	Managing Director and Head of Global Distribution and Client Service

No officer or Trustee of the Fund currently is an officer or employee of Seix or RidgeWorth, or a member of RidgeWorth’s Board of Directors. No officer or Trustee of the Fund has any material direct or indirect interest in the New Submanagement Agreement or in Seix or RidgeWorth, or any other person controlling, controlled by, or under common control with Seix or RidgeWorth. Since August 1, 2012, none of the officers or Trustees of the Fund has had any material interest, direct or indirect, in any material transactions, or in any material proposed transactions, to which Seix or RidgeWorth was or is to be a party.

Seix currently does not advise or subadvise any registered investment companies that have investment objectives and strategies that are similar to those of the Fund.

The foregoing information regarding Seix is based on information provided by Seix. Seix is not affiliated with Domini.

Information Regarding Domini

Domini is a Massachusetts limited liability company with principal offices at 532 Broadway, 9th Floor, New York, NY 10012. Domini has been managing money since November 1997. As of March 31, 2014, Domini managed more than $1.37 billion in assets for individual and institutional investors who are working to create positive change in society by using social and environmental standards in their investment decisions. Domini provides the Fund with investment supervisory services, overall operational support, and administrative services. Amy Domini is the Manager of Domini. Each of Ms. Domini and Domini Holdings Corporation, LLC holds more than ten percent of the outstanding units of Domini. Ms. Domini is the Manager of Domini Holdings, LLC.

Listed below are the names, positions and principal occupations of the officers of Domini as of March 31, 2014. The principal business address of all of the officers is at the offices of Domini, 532 Broadway, 9th Floor, New York, NY 10012. Each officer of Domini is also a Trustee or officer of the Domini Funds, as noted below

Name	Capacity with Domini	Capacity with the Domini Funds	Other Principal Occupation
Amy L. Domini	Chief Investment Officer, Chief Executive Officer, Member and Manager of Domini	Chair, Trustee and President of the Domini Funds	Manager, DSIL Investment
Services LLC (broker-
dealer); Manager, Domini
Holdings LLC (holding
company); Trustee, New
England Quarterly
(periodical); Private
Trustee, Loring, Wolcott &
Coolidge Office (fiduciary);
Partner and Member, Loring
Wolcott & Coolidge
Fiduciary Advisers, LLP
(investment advisor);
Member, Loring, Wolcott &
Coolidge Trust, LLC (trust
company).

Megan L. Dunphy	Deputy General Counsel of Domini	Secretary of the Domini Funds	N/A

Adam M. Kanzer	Managing Director, General Counsel and Director of Shareholder Advocacy of Domini	Vice President and Chief Legal Officer of the Domini Funds	Member, Securities and
Exchange Commission
Investor Advisory
Committee; Member,
Advisory Council,
Sustainability Accounting
Standards Board; Director,
Global Network Initiative;
Director, Tax Justice
Network-USA (non-profit
organization).

Carole M. Laible	President and Member of Domini	Vice President and Treasurer of the Domini Funds	President, CEO, Chief Compliance Officer, Chief Financial Officer, Secretary, and Treasurer, DSIL Investment Services LLC (broker- dealer)

Douglas Lowe	Senior Compliance Manager and Counsel of Domini	Assistant Secretary of the Domini Funds	Registered Operations Professional, DSIL Investment Services LLC

Meaghan O’Rourke-Alexander	Compliance Officer of Domini	Assistant Secretary of the Domini Funds	N/A

Christina Povall	Director of Finance of Domini	Assistant Treasurer of the Domini Funds	Registered Operations Professional, DSIL Investment Services LLC

Maurizio Tallini	Member, Chief Operating Officer and Chief Compliance Officer of Domini	Vice President and Chief Compliance Officer of the Domini Funds	Registered Operations Professional, DSIL Investments Services

None of the officers or trustee of the Trust owns any interest in Seix, RidgeWorth or any of their affiliates.

Other Services Provided to the Fund by Domini

Domini provides administration services to the Fund pursuant to an Administration Agreement between Domini and the Trust. Under the Administration Agreement, Domini receives fees for administration services with respect to the Bond Fund at the rate of 0.25% of the average daily net assets of each class of that Fund. For the fiscal years ended July 31, 2013, the Bond Fund paid $348,564 in administration fees, after waivers.

Domini also provides certain shareholder services with respect to the Fund and its shareholders pursuant to a Shareholder Services Agreement between Domini and the Trust. For these services Domini receives fees from the Fund paid monthly at an annual rate of $4.00 per active account. For the fiscal years ended July 31, 2013, the Bond Fund paid $16,127 in Shareholder Service Agent fees, after waivers.

DSIL Investment Services LLC, a wholly owned subsidiary of Domini (DSILD), is the distributor of the Fund’s shares. The Fund has adopted a Rule 12b-1 distribution plan with respect to its Investor shares that allows the Fund to pay its distributor on an annual basis for the sale and distribution of the Investor shares and for services provided to shareholders. These annual distribution fees may equal up to 0.25% of the average daily net assets of the Fund’s Investor shares. For the fiscal years ended July 31, 2013, Investor shares of the Bond Fund accrued $339,584 in distribution fees. The Distributor waived fees totaling $219,434. The Fund does not pay any distribution fees with respect to its Institutional shares.

For the Fund’s fiscal year ended July 31, 2013, no commissions were paid to any broker (a) that is an affiliated person of the Fund, (b) that is an affiliated person of any affiliated person of the Fund, or (c) an affiliated person of which is an affiliated person of the Fund, Domini, Seix, or DSILD.

GENERAL INFORMATION

Outstanding Shares

As of April 30, 2014, the Fund had the following shares outstanding:

Name of Class	Number of Shares Outstanding
Investor Shares	11,148,121.174
Institutional Shares	364,794.577

Principal Holders of Securities

As of April 30, 2014, Trustees and officers owned less than 1% of the Fund’s outstanding shares. As of April 30, 2014, the following persons owned of record, or are known by the Fund to own beneficially, 5% or more of the outstanding shares of a class of the Fund:

Investor Shares

Name and Address	Percentage Ownership
Charles Schwab and Co Inc, Special Custody Acct for the Benefit of Customers, Attn Mutual Funds 101 Montgomery Street, San Francisco CA 94104	29.08%
National Financial Services LLC for the Exclusive Benefit of our Cust, Attn Mutual Funds Dept 4th Floor 499 Washington Blvd, Jersey City, NJ 07310-2010	9.83%
UBS Financial Services Inc, Attn Department Manager 1000 Harbor Blvd, Weehawken, NJ 07086	8.05%

Institutional Shares

Name and Address	Percentage Ownership
Strafe & Co., FBO Carvel Foundation A00397009, P.O. Box 6924, Newark, DE, 19714-6924	15.14%
Strafe & Co., FBO FBO Sarah J Pick Inheritance Trust A55432008, P.O. Box 6924, Newark, DE, 19714-6924	14.96%
Strafe & Co., FBO, George Fox University Endowment A49235004, P.O. Box 6924, Newark, DE, 19714-6924	14.80%
Strafe & Co., FBO, Lifetime Benefit TR-S Feldstein P23082004, P.O. Box 6924, Newark, DE, 19714-6924	11.79%
Strafe & Co., FBO, Marian University Inc A70651004, P.O. Box 6924, Newark, DE, 19714-6924	10.00%
Strafe & Co., FBO, E. Sarah Slaughter Rev Trust A72896003, P.O. Box 6924, Newark, DE, 19714-6924	8.62%
Strafe & Co., FBO, Anne Slaughter Perrote Rev Trust A91356005, P.O. Box 6924, Newark, DE, 19714-6924	8.42%
Strafe & Co., FBO, Anne Slaughter Perrote 2012 IRR TR V38345001, P.O. Box 6924, Newark, DE, 19714-6924	7.21%
Strafe & Co., FBO, Susan I Kinzie Revocable Trust A88108005, P.O. Box 6924, Newark, DE, 19714-6924	5.41%

Additional Information

The Fund is a series of Domini Social Investment Trust (the “Trust”), a diversified, open-end registered investment company organized as a Massachusetts business trust under a Second Amended and Restated Declaration of Trust dated as of May 15, 2001. The Fund was designated as a separate series of the Trust on January 20, 2000. The mailing address of the Trust is 532 Broadway, 9th Floor, New York, New York 10012.

The Fund’s distributor is DSIL Investment Services LLC, 532 Broadway, 9th Floor, New York, New York 10012. BNY Mellon Asset Servicing acts as transfer agent and dividend disbursing agent for the Fund. The principal business address of BNY Mellon Asset Servicing is 4400 Computer Drive, Westborough, Massachusetts 01581. State Street Bank and Trust Company (“State Street”) acts as the custodian for the Fund. State Street’s principal business address is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

Shareholders Sharing the Same Address

To keep the Fund’s costs as low as possible, and to conserve paper usage, we attempt to eliminate duplicate mailings to the same address where practical. When two or more Fund shareholders have the same last name and address, only one information statement is being sent to that address unless the Fund has received contrary instructions from one or more of those shareholders. If your household is receiving separate mailings that you feel are unnecessary, or if you want us to send separate mailings in the future, please send a written request to the Trust at the mailing address provided above or call Domini at 1-800-582-6757. If you want to receive a separate copy of this information statement, one will be delivered to you promptly upon such written or oral request.

Submission of Certain Proposals

The Trust is a Massachusetts business trust and as such is not required to hold annual meetings of shareholders, although special meetings may be called for the Fund, for purposes such as electing Trustees or removing Trustees, changing fundamental policies, or approving an advisory contract. Shareholder proposals to be presented at any subsequent meeting of shareholders must be received by the Trust at the Trust’s office within a reasonable time before the proxy solicitation is made.

By Order of the Board of Trustees,

Carole M. Laible, Vice President and Treasurer